Exhibit 10.16

EMPLOYMENT AGREEMENT

THIS AGREEMENT is entered into as of September 6, 2015 (by and between Ability Computer and Software Industries Ltd. (the “Company”) and Anatoly Hurgin Israeli ID No.             of [address] (the “Employee”).

WHEREAS: The Company desires to employ the Employee in the position of Chief Executive Officer (the “Position”) and the Employee desires to enter into such employment, on the terms and conditions hereinafter set forth.

NOW, THEREFORE the parties agree as follows:

1.	Employment

(a) The Employee has been employed by the Company in the Position since January 1, 1994 (the “Commencement Date”). The Employee shall be under the direct supervision of and comply with the directives of the Board of Directors of the Company’s parent (“Board of Directors”) and/or any such individual designated by the Board of Directors at its sole discretion (the “Supervisor”). The Employee shall perform the duties, undertake the responsibilities and exercise the authority as determined from time to time by the Supervisor and as customarily performed, undertaken and exercised by persons situated in a similar capacity. The Employee’s duties and responsibilities hereunder may also include other services performed for any parent, subsidiaries and/or affiliates of the Company.

(b) During the course of his employment with the Company, the Employee shall honestly, diligently, skillfully and faithfully serve the Company. Within the context of the Employee’s engagement to the Company, the Employee undertakes to devote his efforts and the best of his qualifications and skills to promoting the business and affairs of the Company, and further undertakes to loyally and fully comply with the decisions of the Board of Directors. The Employee shall at all times act in a manner suitable of his position and status in the Company.

(c) The Employee undertakes to promptly notify the Company regarding any matter or subject in respect of which he has a personal interest and/or which might create a conflict of interest with his position in the Company.

(d) The Employee will be employed on a full-time basis. Excluding periods of vacation, military reserve duty and sick leave to which the Employee is entitled, the Employee agrees to devote necessary attention, within the context of the Employee’s engagement with the Company, to the business and affairs of the Company as required to discharge the responsibilities assigned to the Employee hereunder.

(e) The Employee’s duties may require the Employee, when requested, to work during nights, days of rest and holidays. The Employee acknowledges that the Employee’s position is one of management and/or special trust that does not enable the Company to supervise the Employee’s hours of work and rest, and accordingly the Employee shall not be entitled to and hereby irrevocably waives any claim for any overtime payment under the Law of Work Hours and Rest - 1951, which shall not apply to this Agreement.

(f) The Employee hereby represents and undertakes to the Company all of the following:

(1) There are no other undertakings or agreements preventing the Employee from making the commitments described herein and performing his obligations under this Agreement.

(2) To the best of the Employee’s knowledge, the Employee is not currently, nor will by entering into this agreement be deemed to be, in breach of any of the Employee’s invention assignment, non-competition, non-solicitation or confidentiality undertakings obligations towards any former employer.

(3) In carrying out the Employee’s duties under this agreement, the Employee shall not make any representations or make any commitments on behalf of the Company, except as expressly and in advance authorized so to do.

(4) The Employee grants consent to the Company and its affiliates, and its/their employees, wherever they may be located, to utilize and process the Employee’s personal information, including data collected by the Company for purposes related to the Employee’s employment. This may include transfer of the Employee’s personnel records outside of Israel and further transfers thereafter. All personnel records are considered confidential and access will be limited and restricted to individuals with need to know or process that information for purposes relating to the Employee’s employment only, such as management teams and human resource personnel or in connection with due diligence proceedings with potential investors and/or partners and/or acquirers of the Company. The Company may share personnel records as needed solely for such purposes with third parties, subject to appropriate confidentiality undertakings.

(g) During the term of this Agreement, the Employee shall not be engaged in any other employment, nor directly or indirectly engage in any other business activities in any capacity for any other person, firm or company, without the express prior written consent of the Company unless such occupation is rendered not for gain and does not interfere with Employee’s employment obligations.

2.	Salary

(a) The Employee’s gross salary as of January 1, 2016 shall be of NIS 120,000 (One Hundred Twenty Thousand New Israeli Shekels) per month (the “Salary”).

(b) The Salary will be paid no later than the 9th day of each month, one month in arrears, after deduction of any and all taxes and charges applicable to Employee as may be in effect or which may hereafter be enacted or required by law. Employee shall notify the Company of any change that may affect Employee’s tax liability.

3.	Employee Benefits

The Employee shall be entitled to the following benefits (the “Employee Benefits”):

(a) Pension Plan. The Company will pay to (unless agreed otherwise by the parties) an insurance company or a pension fund, for the Employee, an amount equal to 8.33% of the Salary which shall be allocated to a fund for severance pay, and an additional 5% of the Salary in case of an insurance policy, or an additional 6% of the Salary in case of a pension fund, which shall be allocated to a provident fund or pension plan. In addition, the Company will deduct from the Salary an amount equal to 5% of the Salary in case of an insurance policy, or 5.5% in case of a pension plan, which shall constitute the Employee’s contribution to the manager’s insurance premium for the provident fund or pension plan.

In case the Employee chooses to allocate his pension payments to an insurance policy (and not a pension fund), the Company will also contribute an amount equal to up to 2.5% of the Salary for disability insurance, provided that such insurance is available for the Employee.

The Employee hereby agrees and acknowledges that all of the payments that the Company shall make to the abovementioned manager’s insurance policy shall be instead of any severance pay to which the Employee or Employee’s successors shall be entitled to receive from the Company with respect to the salary from which these payments were made and the period during which they were made (the “Termination Salary”), in accordance with Section 14 of the Severance Pay Law 5723-1963 (the “Law”). The parties hereby adopt the General Approval of the Minister of Labor and Welfare, published in the Official Publications Gazette No. 4659 on June 30, 1998, attached hereto as Schedule B. The Company hereby waives in advance any claim it has or may have to be refunded any of the payments made to the manager’s insurance policy, unless (1) the Employee’s right to severance pay is invalidated by a court ruling on the basis of Sections 16 or 17 of the Law (and in such case only to the extent it is invalidated), or (2) the Employee withdrew funds from the manager’s insurance policy for reasons other than an “Entitling Event”. An “Entitling Event” means death, disability or retirement at the age of 60 or more.

(b) Educational Fund (Keren Hishtalmut). The Company will contribute to a recognized educational fund an amount equal to 7.5% of each monthly payment of the Salary and will deduct from each monthly payment and contribute to such education fund an additional amount equal to 2.5% of each such month’s payment.

(c) Sick Leave. The Employee will be entitled to 35 sick days per year, which may be accrued up to a total of 180 in aggregate. It is hereby clarified, that to the extent the Employee is entitled to payments under the Employee’s managers insurance policy and/or disability insurance, such payments will be in lieu of the payment of sick leave payments the Company will be entitled to pay under applicable law. Under no circumstances may the Employee cash in sick days.

(d) Vacation. The Employee shall be entitled to an annual vacation of 29 working days at full pay. A “working day” shall mean Sunday to Thursday inclusive. The dates of vacation will be coordinated between the Employee and the Company. Subject to the provision of due and reasonable prior notice, the Company may require the Employee to take vacation leave in accordance with applicable law. The Employee may accumulate unused vacation days, which may be cashed in on an annual basis, and/or upon the conclusion of the Employee’s employment.

(e) Recuperation Pay (“dme’i havra’a”). The Employee shall be entitled to recuperation pay as required by law.

(f) Motor Vehicle. The Company shall provide Employee with a class 7 motor vehicle for use by the Employee in accordance with Company policy, as established from time to time. The motor vehicle shall be returned by the Employee to the Company upon the cessation of the Employee’s employment with the Company for any reason. The Company will bear all reasonable expenses relating to the use of the motor vehicle, including maintenance, insurance, fuel and repairs, in accordance with Company policy in effect from time to time. The Employee’s Salary shall be grossed up by such amount so as to fully cover all taxes payable in connection with the use of the motor vehicle. The Employee shall be responsible for payment of all fines, penalties and tickets relating to the use of the motor vehicle during the period it had been put at the Employee’s disposal, as well as, where applicable, any penalties actually incurred as a result of the early return of the motor vehicle to the leasing company at the Employee’s initiative, including as a result of termination of the Employee’s employment by the Employee for any reason whatsoever. The Employee shall not in any circumstances have any lien over the motor vehicle. It is further agreed and acknowledged by the Employee that any benefit arising to the Employee pursuant hereto shall in no way be deemed to form part of the Salary and the Employee shall have no claim against the Company for any severance pay or any social or other employment benefits arising from or based upon such benefits. To avoid doubt, the Employee shall not be entitled to use a motor vehicle during unpaid leaves of absences from the Company (unless otherwise required by applicable law) and the Employee shall return the motor vehicle for the duration of any such period.

4.	Annual Performance Bonus.

The Company and the Employee will agree on annual performance goals for each calendar year commencing on January 1, 2016, based on the Employee’s Position and the Company’s goals. In the event that the Employee achieves these goals, the Employee shall be entitled to receive an annual lump sum equal to up to the amount of 360,000 NIS (“Annual Performance Bonus”). Such Annual Performance Bonus shall be paid within 3 weeks after each calendar year, subject to review and approval by the Board of Directors. Employee shall not be entitled to any employee benefits, including but not limited to Education Fund or Pension Plan, with regards to the Annual Performance Bonus.

5.	Expenses

The Employee shall be entitled to receive prompt reimbursement of all direct expenses reasonably incurred by him in connection with the performance of his duties hereunder subject to the Company’s expense reimbursement policy in effect from time to time, provided that written receipts are produced for the same and approved by the Company.

6.	Term and Termination

(a) Termination not for Cause: The term of employment under this Agreement will begin as of the Commencement Date and will continue unless either party gives the other party 120 days prior written notice of termination of this Agreement (the “Advance Notice Period”), provided that such termination is without Cause (as defined below).

In this case, the Employee shall be entitled to the Salary and Employee Benefits during the Advance Notice Period.

In addition, after the Advance Notice Period, the Employee shall be entitled to the Salary and Employee benefits for an “adjustment period” of eight (8) months, during which time he may transition to a new position outside of the Company.

(b) Termination for Cause: In addition, the Company, by resolution of the Board of Directors, shall have the right to terminate this Agreement at any time by written notice with Cause (as defined below). In such event, this Agreement and the employment relationship shall be deemed effectively terminated as of the time of delivery of such notice.

The term “Cause” shall mean (i) the Employee’s conviction of a crime of moral turpitude, (ii) a material breach of the Employee’s fiduciary duties towards the Company or its parent company, including theft, embezzlement, or self-dealing or breach of confidentiality undertakings, (iii) engagement in competing activities, or a material breach of the Employee’s confidentiality and non-disclosure obligations towards the Company; or (iv) any other circumstances under which severance pay may be denied from the Employee upon termination of employment under the applicable Israeli law.

(c) Effect of Termination: In any event of the termination of this Agreement, the Employee shall immediately return all Company property, equipment, materials and documents and the Employee shall cooperate with the Company and use the Employee’s best efforts to assist with the integration into the Company’s organization of the person or persons who will assume the Employee’s responsibilities. At the option of the Company, the Employee shall during such period either continue with his duties or remain absent from the premises of the Company. Under no circumstances will the Employee have a lien over any property provided by or belonging to the Company.

(d) Notwithstanding anything contained herein to the contrary, the Company at its sole discretion shall have the right to terminate the employment relationship with immediate effect or prior to the end of the notice period set forth in subsection (a) above and provide the Employee salary and benefits (or the cash equivalent) in lieu of the Advance Notice Period or the remainder thereof.

7.	Confidentiality; Proprietary Rights

The Employee has executed and agrees to be bound by the provisions governing confidentiality, proprietary rights and non-competition contained in Schedule A to this Agreement, which provisions will survive termination of this Agreement for any reason.

8.	Successors and Assigns

(a) This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and assigns.

(b) Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Employee, his beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Employee’s legal personal representative.

9.	Notice

For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by registered mail, postage prepaid, addressed to the respective addresses set forth below or last given by each party to the other. All notices and communications shall be deemed to have been received on the date of delivery thereof, except that notice of change of address shall be effective only upon receipt.

The initial addresses of the parties for purposes of this Agreement shall be as follows:

The Company:

The Employee:

10.	Miscellaneous

No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Employee and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made either party which are not expressly set forth in this Agreement.

11.	Governing Law

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Israel.

12.	Severability

In the event that any provision of this Agreement is held invalid or unenforceable in any circumstances by a court of competent jurisdiction, the remainder of this Agreement, and the application of such provision in any other circumstances, shall not be affected thereby, and the unenforceable provision enforced to the maximum extent permissible under law, or otherwise shall be replaced by an enforceable provision that most nearly approximates the intent of the unenforceable provision.

13.	Entire Agreement

This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof.

This Agreement is a personal and specific employment agreement, which formalizes the relations between the Company and the Employee, and which sets forth, in an exclusive and exhaustive manner, the Employee’s terms of employment by the Company. The Employee affirms that in the framework of this Employment Agreement he is awarded preferential rights, and the parties therefore affirm that no customs, conventions, norms, agreements or other arrangements, if and when applicable, shall apply to the Employee. It is clarified that the Employee shall not be entitled to any payment, right and/or benefit not explicitly detailed in this Agreement, including any payments, benefits or rights to which other employees of the Company are entitled to (if any) or any benefits the Employee received from any former employer, other than as mandated by applicable law.

The Employee acknowledges and confirms that all terms of Employee’s employment are personal and confidential, and undertakes to keep such term in confidence and refrain from disclosing such terms to any third party.

This Agreement and its annexes and exhibits constitute notice to the Employee pursuant to the Notice to Employee (Employment Terms) Law – 2002.

*        *        *

IN WITNESS WHEREOF:

Ability Computer and Software Industries Ltd.

By:	Date:

Name:

Date:

Schedule A

EMPLOYEE PROPRIETARY INFORMATION AND

NON-COMPETITION AGREEMENT

In consideration and as a condition of my employment by Ability Computer and Software Industries Ltd. and/or by companies which it owns, controls, or by which it is owned or controlled, or with which it is affiliated, or their successors in business (collectively, the “Company”), and the compensation paid therefor:

1.	Confidentiality.

Except as the Company may otherwise consent in writing, I agree to keep confidential and not disclose or make any use of, except for the benefit of the Company, at any time either during or subsequent to my employment by the Company, any trade secrets or confidential or proprietary information of the Company, including without limitation knowledge, data, or other information relating to products, processes, know-how, techniques, designs, formulae, test data, costs, customer lists, employees, business plans, marketing plans and strategies, pricing, or other subject matter pertaining to any existing or contemplated business of the Company or any of its employees, clients, customers, consultants, agents, licensees, or affiliates, which I may produce, obtain or otherwise acquire during the course of or in connection with my relationship with the Company (“Company Confidential Information”) or otherwise relating to the business, products, software, technologies, techniques, processes, services, or research and development of the Company. I further agree not to deliver, reproduce, or in any way allow any Company Confidential Information or any documentation relating thereto to be delivered or used by any third parties without specific direction or consent of the Company.

The foregoing shall not prevent the disclosure of information that does not comprise proprietary information or trade secrets of the Company in the context of academic publications or presentations, subject to the prior confirmation of the Company that such publication will not be adverse to the Company’s interests.

In the event of termination of my employment with the Company for any reason whatsoever, I agree to promptly surrender and deliver to the Company all copies of records, materials, equipment, drawings, documents, and data of any nature pertaining to Company or obtained in connection with my relationship with the Company.

2.	Assignment of Inventions.

As used in this Agreement, “Invention” shall include but not be limited to ideas, improvements, designs, discoveries, developments and works of authorship or artistry (including without limitation in connection with scientific research). I hereby assign and transfer to the Company my entire right, title, and interest in and to all Inventions that are related to the current or planned, or actual future research, development or business activities or technologies of the Company, whether or not protectable by patent, trademark, copyright, or mask work right, and whether or not used by the Company, which are reduced to practice, made or conceived by me (solely or jointly with others) during the period of or in connection with or following my relationship with the Company, including in connection with the provision of services to the

Sch A - 1

Company and/or the Company in formation prior to the Commencement Date or otherwise relating in any manner to the business, products, technologies, techniques, processes, services, or research and development of the Company. I agree that all such Inventions shall belong exclusively to the Company and that I do not and shall not have any right to royalties or other additional payment from the Company with regard to the assigned Inventions.

3.	Disclosure of Inventions, Assignment and Execution of Documents.

I agree to disclose each Invention promptly in writing to the Board of Directors of the Company, in order to permit the Company to determine rights to which it may be entitled under this Agreement. I hereby assign to the Company any Invention required to be assigned by Section 2 above (“Assignable Invention”). I agree that Assignable Inventions shall be and remain the sole and exclusive property of the Company or its nominee, whether or not used by the Company or protected by patent, trademark, copyright, mask work right or trade secrecy. I agree to preserve any Assignable Invention as Company Confidential Information.

I acknowledge and agree that the salary and other benefits which I am entitled to receive from the Company by virtue of my employment or engagement with the Company constitute the sole and exclusive consideration to which I am entitled, by virtue of any contract or law (including, but not limited to, the Israel Patent Law, 5727-1967), in respect of any and all Assignable Inventions, and I hereby waive all past, present and future demands, contentions, allegations or other claims, of any kind, in respect thereof, including the right to receive any additional royalties, consideration or other payments. Without derogating from the aforesaid, it is hereby clarified that the level of my compensation and consideration has been established based upon the aforementioned waiver of rights to receive any such additional royalties, consideration or other payment. For the avoidance of doubt, the foregoing will apply to any “Service Inventions” as defined in the Israeli Patent Law, 1967 (the “Patent Law”), it being clarified that under no circumstances will I be deemed to have any proprietary right in any such Service Invention, notwithstanding the provision or non-provision of any notice of an invention and/or company response to any such notice, under Section 132(b) of the Patent Law. This agreement if expressly intended to be an agreement with regard to the terms and conditions of consideration for Service Inventions in accordance with Section 134 of the Patent Law.

I agree to assist the Company, upon request and at its expense, during and after my relationship with the Company in every reasonable way, to obtain for its own benefit patents, trademarks, copyrights, mask work rights or other proprietary rights for Assignable Inventions in any and all countries. I agree to execute such papers and perform such lawful acts as the Company deems to be necessary to allow it to exercise all rights, title and interest in such patents, trademarks copyrights, and mask work rights, including executing, acknowledging, and/or delivering to the Company upon request and at its expense, applications.

In the event the Company, for any reason whatsoever, is unable to secure my signature on any document needed to apply for or prosecute any patent, copyright, or other right or protection relating to an Invention. I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney-in-fact to act for and on my behalf to execute, verify and file any such document and to do all other lawfully permitted acts to further the prosecution thereon with the same legal force and effect as if executed by me.

Sch A - 2

Section 2 above will not apply with respect to inventions, if any, patented or unpatented, which I made prior to the commencement of my engagement with the Company. I have attached hereto, as Exhibit A, a complete list of all inventions to which I claim ownership and desire to remove from the scope of this Agreement, and acknowledge that such list is complete (“Prior Inventions”). If no such list is attached to this agreement, I hereby represent that I have no such Prior Inventions at the time of this Agreement. If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or machine, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicenses) to make, have made, modify, use and sell such Prior Invention. Notwithstanding the foregoing, I agree that: (i) I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions without the Company’s prior written consent, (ii) my failure to obtain such prior consent shall not affect the grant of the license relating to the Prior Inventions as specified in this Section 3.

4.	Maintenance of Records.

I agree to keep and maintain adequate and current written records of all Inventions made by me as provided in Section 2 above (in the form of notes, sketches, drawings, and as may be specified by the Company) which records shall be available to and remain the sole property of the Company at all times.

5.	Competitive Activity.

(a) Non-Solicitation. During the term of my employment or engagement by the Company and for a period of twelve (12) months from the date of termination of my employment for any reason (“the Termination Date”) I will not contact or provide any assistance to any other person or organization which seeks to contact any of the Company’s employees for the purpose of soliciting, inducing or attempting to induce any of the Company’s employees to terminate employment with the Company.

(b) Non-Competition. During the term of my employment or engagement by the Company and for a period of twelve (12) months from the Termination Date, I will not directly or indirectly, compete with the Company, including without limitation:

(i) carry on or hold an interest in any company, venture, entity or other business (other than a minority interest of up to 5% in a publicly traded company) which competes with the business, products or services of the Company (or, if applicable its parent company or any of its or the Company’s subsidiaries), including those products or services contemplated in a plan adopted by the Board of Directors of the Company (or, if applicable its parent company or any of its or the Company’s subsidiaries) (“a competing business”) (including, without limitation, as a shareholder); or

(ii) act as a consultant or employee or officer or in any other capacity in a competing business, or supply in competition with the Company (or, if applicable its parent company or any of its or the Company’s subsidiaries) Restricted Services (defined below) to any person who, to his knowledge, was provided with services by the Company (or, if applicable its parent company or any of its or the Company’s subsidiaries) any time during the twelve (12) months immediately prior to the Termination Date; or

Sch A - 3

(iii) solicit, canvass or approach or endeavor to solicit, canvass or approach any person who, to his knowledge, was provided with services by the Company (or, if applicable its parent company or any of its or the Company’s subsidiaries) at any time during the twelve (12) months immediately prior to the Termination Date, for the purpose of offering services or products which compete with the services or products supplied by the Company (or, if applicable its parent company or any of its or the Company’s subsidiaries) at the Termination Date (“Restricted Services”); or

(iv) engage in or actively support any activity or conduct that is intended to disparage, defame or otherwise damage the reputation or business of the Company.

6.	No Conflicting Employee Obligations.

I am not a party to or bound by any employment agreement, agreement not to compete, or other contract that would prohibit my relationship with the Company or that would conflict with my obligation to use my best efforts to promote the interests of the Company, or that would conflict with the business conducted and/or proposed to be conducted by the Company or that would conflict with the Company’s full ownership rights over any of the Inventions assigned to the Company pursuant to Section 2 above.

7.	Third Party Confidential information.

I will not disclose or make available to the Company or use or induce the Company to use any trade secret, confidential or proprietary information or material belonging to any previous employer or other person. I represent that my performance of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence any information, knowledge or data acquired by me in confidence or in trust prior to my employment with the Company. I agree not to enter into any agreement either written or oral in conflict herewith.

8.	Modification.

This Agreement may not be supplemented, modified, released, discharged, abandoned, or otherwise amended, in whole or in part, except by an instrument in writing, signed by me and an officer of the Company. I agree that any subsequent change or changes in my duties, salary, or compensation shall not affect the validity or scope of this Agreement. I further agree that either the Company or I can terminate my employment or engagement at any time and for any reason and nothing in this Agreement changes or restricts that right.

9.	Entire Agreement.

I acknowledge receipt of this Agreement as part of my Employment Agreement with the Company, and agree that with respect to the subject matter hereof, it is my entire agreement with the Company, superseding any previous oral or written communications, representations, understandings, or agreements with the Company or any officer or representative thereof.

Sch A - 4

10.	Severability.

In the event that any paragraph or provision of this Agreement shall be held to be illegal or unenforceable, such paragraph or provision shall be severed from this Agreement, and the entire Agreement shall not fail on account thereof but shall otherwise remain in full force and effect, and shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

11.	Successors and Assigns.

This Agreement shall be binding upon my heirs, executors, administrators, or other legal representatives and is for the benefit of the Company, its affiliates, successors and assigns.

12.	Governing Law.

This Agreement shall be governed by the laws of the State of Israel.

13.	Counterparts.

This Agreement may be signed in two counterparts, each shall be deemed an original and both shall together constitute one agreement.

Employee:

Date: September 9, 2015	/s/ Anatoly Hurgin

Sch A - 5

EXHIBIT A

LIST OF PRIOR INVENTIONS

None.

Ex A - 1

SCHEDULE B

General Order and Confirmation Regarding Payments of Employers

to Pension Funds and Insurance Funds

instead of Severance Pay

Pursuant to the power granted to me under section 14 of the Severance Pay Law 5723-1963 (“Law”) I hereby confirm that payments paid by an employer, commencing the date hereof, to an employee’s comprehensive pension fund into a provident fund which is not an insurance fund, as defined in the Income Tax Regulations (Registration and Management Rules of a Provident Fund) 5724-1964 (“Pension Fund”), or to a Manager’s Insurance Fund that includes the possibility of an allowance or a combination of payments to an Allowance Plan and to a plan which is not an Allowance Plan in an Insurance Fund (“Insurance Fund”), including payments which the employer paid by combination of payments to a Pension Fund and to an Insurance Fund whether there exists a possibility in the Insurance Fund to an allowance plan (“Employer Payments”), will replace the severance pay that the employee is entitled to for the salary and period of which the payments were paid (“Exempt Wages”) if the following conditions are satisfied:

(1)	Employer Payments –

(A) for Pension Funds are not less than 14.33 % of the Exempt Wages or 12% of the Exempt Wages, if the employer pays for his employee an additional payment on behalf of the severance pay completion for a providence fund or Insurance Fund at the rate of 2.33% of the Exempt Wages. If an employer does not pay the additional 2.33% on top of the 12%, then the payment will constitute only 72% of the Severance Pay.

(B) to the Insurance Fund are not less that one of the following:

(1) 13.33% of the Exempt Wages if the employer pays the employee additional payments to insure his monthly income in case of work disability, in a plan approved by the Supervisor of the Capital Market, Insurance and Savings in the Finance Ministry, at the lower of, a rate required to insure 75% of the Exempt Wages or 2.5% of the Exempt Wages (“Disability Payment”).

(2) 11% of the Exempt Wages if the employer pays an additional Disability Payment and in this case the Employer Payments will constitute only 72% of the employee’s severance pay; if, in addition to the abovementioned sum, the employer pays 2.33% of the Exempt Wages for the purpose of Severance Pay completion to providence fund or Insurance Funds, the Employer Payments will constitute 100% of the severance pay.

(3) A written agreement must be made between the employer and employee no later than 3 months after the commencement of the Employer Payments that include –

(A) the agreement of the employee to the arrangement pursuant to this confirmation which details the Employer Payments and the name of the Pension Fund or Insurance Fund; this agreement must include a copy of this confirmation;

Sch B - 1

(B) an advanced waiver of the employer for any right that he could have to have his payments refunded unless the employee’s right to severance pay is denied by judgment according to sections 16 or 17 of the Law, and in case the employee withdrew monies from the Pension Fund or Insurance Fund not for an Approved Event; for this matter, Approved Event or purpose means death, disablement or retirement at the age of 60 or over.

(4) This confirmation does not derogate from the employee’s entitlement to severance pay according to the Law, Collective Agreement, Extension Order or personal employment agreement, for any salary above the Exempt Wages.

Sch B - 2